The Tutelare Corporation

See Threats Before They Happen! With gun and knife violence on the rise around the world, Tutelare aims to meet the demand of weapon detection by using innovative and proprietary technologies.


The Tutelare Corporation
Invest in a Safer Future

Invest

$99 minimum investment

Deadline April 29, 2022
in a month

Share Price
$0.60

Total Raised
$79,657

Valuation
$17,484,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Tiger Mark Corporation Logo

The *Tutelare Corporation's* offering is insured by the **TigerMark insurance policy**.

INTRODUCTION

Terrorism, crime, and random acts of violence are most often committed with weapons that are concealed by the users until they are employed. The ability to detect these concealed weapons has been challenging, as weapons screening is typically conducted at access or entry control points. Limited or no access control screening, and the ability for bad actors to move unconstrained, provides for little deterrence against bringing concealed weapons to target locations.

In order to mitigate these risks, Tutelare has created a proprietary technology to expand and enhance law enforcement, military and public/private security's ability to detect concealed weapons in a fixed or mobile environment.

Tutelare's technology prioritizes and enhances safety, providing a new detection capability that can be used as a stand alone technology or as part of a larger layered defense to mitigate and remediate personnel risks at large venues, military bases, government buildings, malls, schools, places of worship, and businesses.

PROBLEM

problem



Everytown Research reported that every day, more than **100 Americans** are killed with guns and more than **230** are shot and wounded.

Data from the Centers for Disease Control and Prevention shows that over the past 5 years, the average American gun deaths by intent is an astounding **38,826 per year**.

Many people globally are concerned for their safety because of:

- Increasing criminality rates
- Riots and civil unrest almost on a daily basis
- The increasing threat of foreign and domestic terrorist attacks
- Violence occurring in malls, churches, theatres, and other public spaces
- Attacks against US bases, facilities, and interests abroad

Current technologies have **limited** detection capabilities. These technologies are focused on the detection of firearms and knives, with severe limitations in their ability to differentiate between different types of electronic devices. As these technologies are employed at access and entry control points and have extremely limited effective scan ranges, they are ineffective at scanning crowds and have no ability to tag and track a threat once it has been identified.

> **“We expect police officers to do something that is very difficult and challenging without giving them the tools they need to do the job”**
>
> *- Dawn Sweet, Assistant Professor, Communication Studies & Psychology, Iowa State University*

SOLUTION

solution



The Tutelare Corporation is developing a wide range of wearable/mobile and fixed weapons detections (WFWD) technologies to improve detection of potential threats outside, at access/entry control points and inside potential threat target locations.

Our technology can replace or integrate with existing traditional fixed-point body/equipment scanners, enhancing threat detection through a multi-sensor wide area coverage approach. The integrated and networked technology provides for centralized information collection, analysis, and dissemination ensuring all police/security forces receive accurate and current threat information.

Our operational mobile/wearable prototype is fully capable of detecting concealed weapons, displaying the threat through the eyeglasses of the technology wearer and onto the common operational picture of a command center. The unique nature of the wearable technology allows threat collectors to operate in and around potential targets with no abnormal signature, reducing the risk of being compromised by potential threats.

Detection Capabilities

- Firearms, explosives, bladed weapons (metallic, non metallic, ceramic and composite).
- Detection through layered clothing, purses, bags, and backpacks in **any weather condition**.
- Remote body temperature scans to detect potential threats of infection.

WFWD Possible Features

- Expanded multi threat detection capabilities and increased detection range. Deep learning technology (**Artificial Intelligence**) to enhance sensor fidelity and decision hierarchy.
- Fixed, wearable and mobile detectors networked into a centralized operational environment.
- Low power emissions (less than a mobile phone) for human safety.
- A deterrence signal capable of disorienting the target and thereby permitting a reaction force to intercept the target or to keep the target from any unauthorized attempt to enter the protected area.
- Differentiated risk levels indicated by colored highlighted outlines.
- The ability to Identify, Locate, Tag, and Track a threat in a congested environment.

BUSINESS MODEL

Our goal is to become the **top** supplier of area coverage weapons detection technology worldwide. A brand that instills safety, protection, and confidence amongst the people.

We intend to initially target high profile, large events/areas with high security needs in order to establish our brand and reputation through the quality and effectiveness of our products.

Detection sensors offered on a small **fee per ticket** basis, bundled into the overall ticket price

In the United States, there are 250 venues with capacities greater than 18,000 persons.

- Aggregating to a maximum of approximately 11.5 million people
- Assuming there are 38 events per year at each such venue, over **439 million** total people per year attend in these locations

We expect both our wearable device, on a standalone basis, and our multi-sensor systems (fixed in place and wearable) to garner attention from local and national security forces, both private sector and public sector, in addition to public infrastructure and other public and private buildings and event spaces.

> **“The global security market is projected to reach approximately $165 billion by 2025”**
>
> *- Expert Market*

MARKET

market-forecast


Global Millimeter Wave Technology Market
Market forecast to grow at a CAGR of 20.8%
USD 4.7 Billion
USD 1.8 Billion
2021
2026
https://www.researchandmarkets.com/reports/5345923
RESEARCH AND MARKETS
THE WORLD'S LARGEST MARKET RESEARCH STORE

The worldwide millimeter wave technology market is expected to grow to approximately $4.7 billion by 2026 according to Research and Markets.

Global Homeland Security projects to experience significant growth in the next few years. The following graph highlights 2018 spending levels, and the projected spending of $606B in 2024!

With safety being of the utmost importance, Tutelare has the opportunity to provide its proprietary technology to various groups, people, and vertical markets to assist in the safety, protection, and confidence of the people.

global-homeland-security


Global Homeland Security - ($ Billion)
Natural Disaster Mitigation
Border Security and Immig. Enf.
Aviation Security
Intelligence Agencies
Safe City and Public Events Security
Perimeter Security (w/o CIP)
Police & Others 1st Responders
Private Sector Security (w/o CIP)
Other Vertical Markets
Critical Infrastructure Protection
0.0
20.0
40.0
60.0
80.0
100.0
120.0
Vertical Markets 2018
Vertical Markets 2024

Market Drivers

Gun Violence Archive reported an uptick in mass shootings & deaths in the USA:

- 2020 - 611
- 2019 - 418
- 2018 - 337
- 2017 - 346
- 2016 - 382

U.S. Gun Violence Deaths

- 2020 - 43,553
- 2019 - 39,534
- 2018 - 14,888
- 2017 - 15,722
- 2016 - 15,123

Gun Violence

- > 500 people die every day
- 2,000 people injured by gunshots every day
- 8 million small arms produced each year

Knife Violence

According to the UK Office of Statistics:

- 22,300 offences in England & Wales in 2019
- 76% of all homicides in Europe and Asia are the result of knives

The need for weapon detection due to rising violence is in demand by:

- Schools/Universities
- Airports, Train and Bus stations
- Churches, Synagogues and Mosques
- Malls and shopping centers
- 3.5 million private security personnel worldwide
- 1 million operative homeland security agents
- 800,000 sworn law enforcement officers serving in the U.S.
- Sporting events & buildings (football, hockey, soccer, basketball, tennis, etc.
- Private businesses such as jewelry stores and others
- Celebrities
- Public events
- Crowded areas such as town squares, parks, parades and concerts

TEAM



Rodney W. Reum
Executive Chairman

Mr. Reum has 40 years of senior executive leadership of both public and private companies. For over 10 years he has been the chief executive officer of Caballarius Global Holdings Inc., a company providing consulting services specializing in corporate financing, structuring and governance. He has played a key role in management of the financing of many enterprises up to CAD $1.3 billion dollars for one project. He has been an officer and director of several public companies assisting a number of them through the "going public" phase of their growth. He has also been instrumental in bringing several new technologies from the development stage to market in the alternative energy, military and law enforcement sectors. He was a founder, CEO and Chairman of Mission Ready Solutions Inc. from 2011 to 2017 and is a board member of the public company Efficacious Elk Capital Corp. (since 2018). Mr. Reum is also a director of the following private corporations: Britec Computing Systems Ltd. (since 2005), Veridyne Power Corp. (since 2018) and Roxcel Cloud Inc (since 2018). He is currently also the Chief Executive Officer (since 2020) and Chairman of the Board (since 2019) of Quara Devices Inc. (dba Edoceo Devices).



Carlo Rossato
Chief Executive Officer, Director

Carlo has spent over 26 years leading global telecom, aerospace and security systems products and services. He has extensive experience in general management, programs, product development, engineering and operations. Carlo has held executive positions within Autostrade Spa, E-Biscon Spa, Tele-com Italia Spa.



Nicolette A. Keith
Chief Financial Officer, Director

Ms. Keith brings over 25 years of accounting and managerial experience in both the public and private sectors. Ms. Keith has acted as Chief Financial Officer of public companies listed on the TSX Venture Exchange and the Frankfurt Exchange as well as held a senior accounting role for a company listed on the New York Stock Exchange. Areas of focus for Ms. Keith will include regulatory reporting, capital management, business process improvements, system optimization, internal controls and management reporting. Ms. Keith earned an Arts and Science Bachelor's degree from the University of Victoria and subsequently obtained the Certified General Accountants (CPA, CGA) designation. She is currently the CFO for the Village of Keremeos, BC (2015-present); acting CFO for the following Exchange listed companies: Ximen Mining Corp (2018-present), GGX Gold Corp. (2018-present), Fort St James Nickel Corp. (2018-present), Golden Dawn Minerals Inc. (2019-present) and formerly Mission Ready Solutions Inc. (2012-2017). She is also currently the CEO of privately held 2K Services Ltd. (2017-present). She is also the Chief Financial Officer of Quara Devices Inc. (dba Edoceo Devices) since 2019.



Marc Flicker

Chief Operating Officer

Experienced Chief Executive Officer skilled in Special Operations, Intelligence, U.S. Department of Defense, Government Contracting, and Military Operations. A retired career US Army Special Forces Officer with multiple combat, contingency and intelligence operations deployments around the world. Operational and intelligence experience with Special Forces and Intelligence Agencies in the Middle East, South America and Eastern Europe, specializing in counter/anti terrorism, critical infrastructure protection, human infrastructure interdiction, counter narcotics and counter guerrilla operations. Strong business development professional with a Master's degree focused in Defense Studies from King's College London, U. of London and a Master's degree focused in National Security from the Naval Postgraduate School.



Valeriano Frappetta

Chief Technology Officer

Senior operations and Implementation executive with over 10 years of experience in design and implementation and manufacturing electronics products for military markets. Under his direction security surveillance systems have been installed in satellites and government facilities.



Mike Kao

Vice President, Finance

Mr. Kao is the principal partner of WDM Chartered Professional Accountants, a Vancouver-based CPA firm, and has been a partner with the firm since 1998 and has been with the firm since 1991. WDM provides corporate and personal business advisory, consultancy, audit, accounting, and tax services. WDM is registered with the Canadian Public Accountability Board, (CPAB), and the U.S. Public Company Accounting Oversight Board, (PCAOB), requiring a commitment to maintain the highest standards of professional objectivity, audit quality, and technical excellence. Mr. Kao is a CPA, CGA, and has a Bachelor of Commerce degree from the University of British Columbia. Mr. Kao is also the CFO and board member of Ponderous Panda Capital Corporation (since 2018).



Pasquale LaVacca

Director

General (retired) La Vacca, Carabinieri Corp. (Italian Military Police). Graduated in Law and in Internal/External Security Sciences. Positions held include: Commander of the Carabinieri Legion "Piemonte/V. d'Aosta"; Chief of III Dep, with responsible for systems and technologies used for operational activities and investigations, as well as strategic management of armaments and special equipment; also head of the research and development office for the technological support of the Carabinieri Corp.rs.



Vincenzo DePalma

Director

Mr. DePalma brings over twenty-five years of Senior Management experience to The Tutelare Corporation. He delivers broadly based industry experience and a vital network of some of North America's most respected industry specialists in related vertical markets such as Energy & Natural Resources, Engineering, First Nations Relations, Finance and Government Relations.



Kenneth F. Reardon

Director

Dr. Reardon is a Professor (since 1988) and Jud and Pat Harper Chair of Chemical and Biological Engineering (since 2013) and holds joint appointments in several other programs at Colorado State University, including Cell and Molecular Biology and Biomedical Engineering. In 2010, Dr. Reardon founded OptiEnz Sensors, LLC ("OptiEnz") and remains its Chief Technology Officer. OptiEnz produces biosensors that continuously monitor organic chemicals in aqueous solutions. His research combines sensor development, bioreactor analysis, systems biology, and applied microbiology and microbial ecology. Dr. Reardon received his B.S. degree from the University of Pennsylvania and his Ph.D. from the California Institute of Technology, both in chemical engineering. He is an inventor on eight US patents.

ADVISORS



Dr. Massimiliano (Max) Arella

Advisor - Technology

Dr. Max Arella, Ph.D. has a wealth of experience in academic research, scientific consultation and the startup of technological companies. He has been a Consultant and Entrepreneur. Since 1984 he has held various Executive management positions and served on many Advisory Committee Boards in the Pharmaceutical industry and investment funds. Dr. Arella is a retired Professor and former Chairman of the Virology Research Centre of INRS - Institute Armand-Frappier - University du Quebec and was Adjunct Professor of various Universities in Canada and abroad. He is the author of hundreds of international publications, abstracts and co-author of 3 patents.



Dr. Federico Rosei

Advisor - Technology

Dr. Federico Rosei has held the Canada Research Chair (Junior) in Nanostructured Organic and Inorganic Materials between 2003 and 2013. He is Professor and Director of Institut National de la Recherche Scientifique, Énergie, Matériaux et Télécommunications, Université du Québec, Varennes (QC) Canada. Since January 2014 he holds the UNESCO Chair in Materials and Technologies for Energy Conversion, Saving and Storage and since May 2016 he also holds the Canada Research Chair (Senior) in Nanostructured Materials. He received MSc and PhD degrees from the University of Rome "La Sapienza" in 1996 and 2001, respectively.



Dr. Fiorenzo Vetrone

Advisor - Technology

Dr. Fiorenzo Vetrone is currently a Professor at Institut National de la Recherche Scientifique, Centre Énergie, Matériaux et Télécommunications (INRS-EMT), Université du Québec. Dr. Vetrone is a pioneer in the field of rare earth doped upconverting nanoparticles, publishing the first paper in the field in the year 2000. He has published over 100 peer reviewed papers in publications such as Science, Journal of the American Chemical Society, Nano Letters, ACS Nano, Chemistry of Materials, Advanced Materials, Advanced Functional Materials, Nanoscale, Small, etc. with over 12,000 citations. He has given well over 120 invited lectures at prestigious conferences, universities and schools around the world.



Sabrina Madia

Advisor - Business

Ms. Madia is an economist with over 26 years of diversified experience. To The Tutelare Corporation she brings leadership in strategic planning and budgeting, finance and financial analysis, internal and external reporting, accounting processes and internal controls.



Cynthia Ekberg Tsai

Advisor - Business Development

Ms. Tsai is known for her unique skills in working with executives from companies that desire strategic advice and hands-on experience in partnering, investment and brand building in the US, Europe, South America and Asia. Currently as CEO of Tana Systems, a global software and IT company based in the US and India. Tsai leads a team of 50 engineers in the US and 500 engineers in India. She is also the CEO of Healthquest, a global biotechnology and medical technologies advisory.



Arnold Peinado

Advisor - Business Development

Mr. Peinado is a former senior partner in the global capital markets group of the NYC-headquartered international law firm Milbank LLP, having practiced securities and corporate law for over 35 years and advised numerous public and private U.S and non-U.S. companies across a wide range of industries. He is on the board of Silver Aircraft Leasing LLC, Start III USA LLC and Sunbird Engine Finance LLC, each an aviation leasing vehicle with outstanding capital markets debt and equity. Arnold is also a director/trustee of several nonprofit organizations, including The Nature Conservancy, NJ Chapter, the Urban Justice Center and iCivics, Inc. He is a joint degree graduate of Harvard Law School and Harvard Business School.



Gina Lupino

Advisor - Intellectual Property

Ms. Lupino is an experienced US and Canadian intellectual property lawyer and former US patent examiner. She is the Director of intellectual property and legal affairs of Triumf Innovations Inc. Canada's particle accelerator centre, on intellectual property, confidentiality, corporate governance, ethical matters, and employment matters.



Rod Turner

Advisor - Financing

Mr. Turner is the Chief Executive Officer of Manhattan Street Capital specializing in Reg A+, Reg D and US STO advisory services. He was a senior executive for two IPOs to NASDAQ (Ashton-Tate and Symantec). Mr. Turner built a VC firm and was an angel investor in Ask Jeeves, INFN, AMRS, eASIC, and Bloom Energy. His background is as an engineer and he has skills in all areas of business. Mr. Turner is a sought-after speaker in the areas of Reg A+ and Reg D financing.

USE OF PROCEEDS

If the offering's maximum amount of $5,000,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$280,000	5.6%
Sensor development	$1,400,000	28.0%
AI development	$1,500,000	30.0%
Software development	$600,000	12.0%
Marketing and sales	$400,000	8.0%
Administrative and general	$575,000	11.5%
Intermediary fees	$245,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in The Tutelare Corporation. This offering must raise at least $10,000 by April 29, 2022 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. The Tutelare Corporation may issue additional securities to raise up to $5,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

37,473,333 shares
× $0.60 per share

$22,484,000 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 24, 2021
- Form C/A on September 21, 2021
- Form C/A on October 25, 2021
- Form C/A on December 13, 2021
- Form C/A on February 24, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook
- Instagram

UPDATES

- Mar 24, 2022 — Latest prototype Testing & Validation for the...
- Feb 24, 2022 — Filed Form C/A
- Dec 13, 2021 — Filed Form C/A
- Oct 26, 2021 — The Tutelare Corporation is pleased to report...
- Oct 25, 2021 — Filed Form C/A
- Sep 21, 2021 — Filed Form C/A
- Sep 13, 2021 — Tutelare Corporation Awarded TigerMark™...
- Aug 24, 2021 — Primary offering of 8,333,333 shares at $0.60
- Aug 24, 2021 — Filed Form C

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